ABC

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an indication of interest in purchasing such securities, when, as and if issued.  Any such indication will not constitute a contractual commitment by you to purchase any of the securities until the offering has been priced and we have advised you of and confirmed the allocation of securities to be made to you.  You may withdraw you indication of interest at any time prior to the notice of allocation.  The issuer is not obligated to issue such security or any similar security and the underwriter’s obligation to deliver such security is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of such security when, as and if issued by the issuer.  You are advised that the terms of the securities, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  You are advised that securities may not be issued that have the characteristics described in these materials.  The underwriter’s obligation to sell such securities to you is conditioned on the mortgage loans and certificates having the characteristics described in these materials.  If for any reason the issuer does not deliver such certificates, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  In addition, you may get the prospectus for free by visiting our website at http://www.ubs.com/regulationab.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-(877) 867-2654.

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(1) that these materials contain confidential information; or

(2) that the sender does not accept liability relating to the accuracy or completeness of these materials; or

(3) that these materials do not constitute a solicitation or an offer to buy or sell securities in each case, is not applicable to these materials and should be disregarded.  Such disclaimers have been automatically generated as a result of these materials having been sent via e-mail or another system such as Bloomberg.

ABC

Deal Summary Report- MASTR Alternative Loan Trust 2006-1

			Pricing	Assumptions
Settlement	30-Jan-06	Prepay		100 PPC
1st Pay Date	27-Feb-06	Default		0 CDR
Closing Date	27-Jan-06	Recovery	0	months
Cut-Off Date	1-Jan-06	Severity		0%

Class	Class	Initial Pass-	Principal Type	Interest Type	Loss Priority	Expected Avg	Pmt Window
Designation	Principal Balance	Through Rate				Life
2SN	49,500,000.00	6.00	NAS	Fixed	Senior	8.88	02/06 - 11/19
1AA	194,000,000.00	6.00	Sequential	Fixed	Senior	2.66	02/06 - 04/13
1A2	15,000,000.00	5.40	Sequential	Fixed	Senior	15.11	02/06 - 11/35
1AIO	1,250,000.00	6.00	Notional	Fixed	Senior	15.11	02/06 - 11/35
FEE	15,000,000.00	0.10	Notional	Fixed	Senior	15.11	02/06 - 11/35
SUBORD	16,500,000.00	6.00	Sequential	Fixed	Subordinate	10.52	02/06 - 11/35

Class	Start Accrual	Daycount	Delay Days	Minimum	Rating
Designation	Period			Denomination
2SN	1-Jan-06	30/360	24	TBD	TBD
1AA	1-Jan-06	30/360	24	TBD	TBD
1A2	1-Jan-06	30/360	24	TBD	TBD
1AIO	1-Jan-06	30/360	24	TBD	TBD
FEE	1-Jan-06	30/360	24	TBD	TBD
SUBORD	1-Jan-06	30/360	24	TBD	TBD

Pricing Prepayment Speed
______________________________

100PPC = 6CPR to 18CPR over 12 months, then 18

Senior/Sub Distribution Amount
______________________________

Standard Senior/Sub Shifting Interest Structure:
5yr Lockout, followed annually by 30%, 40%, 60%, 80%, 100%

Senior Loss Distribution
______________________________

Realized Losses allocated to the most subordinate certificate then outstanding

Senior Principal Distribution Amount
____________________________________

A) Pay 2SN the NAS Priority Amount (as defined below),

B)
i) Prior to and including month 36 sequentially to 1AA and 1A2

ii) After month 36 sequentially to 1AA and $15,000 to 1A2

F) Pay 2SN until retired

NAS Priority Amount
___________________

The NAS Priority Amount will the lesser of:

A) The sum of:
x) The NAS Percent times the Scheduled Principal Amount
and
y) The NAS Percent times the NAS Prepay Shift Percent of the Unscheduled Principal Amount.

AND

B) 98% of 2SN,1AA & 1A2 share of the Senior PDA

The NAS Percent will be:

Zero for the first five years and, thereafter,
equal to the NAS Balance + $19,250,000 divided by the the sum of the Class 2SN,1AA & 1A2 balances

The NAS Prepay Shift Percent will be:

Zero for the first 5 years and will be 30%, 40%, 60%, 80% and 100% for each year thereafter

Master Servicer
______________________________
Wells Fargo Bank, N.A.

Optional Cleanup-Call %
______________________________
10%

Derivatives
______________________________
N/A

External Credit Enhancement Provider
______________________________
N/A

Expected Final Distribution Date
______________________________
3/25/2036

Floating Rate Coupon Formula
______________________________

N/A

Senior Percentage
______________________________
94.00%

Accrual Amount
______________

N/A

Notional Bonds
___________________

A) 1AIO Notional balance equals 8.33333% of the balance of 1A2
B) FEE Notional balance equals 100.00000% of the balance of 1A2